Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated April 17, 2012

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-8 of product supplement STOCK STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$
Underwriting discount (1)	$0.125	$
Proceeds, before expenses, to BAC	$9.875	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.875 per unit and $0.00 per unit, respectively.

* Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, the Observation Dates, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
April , 2012

Units

Strategic Accelerated Redemption Securities®

Linked to the common stock of Chesapeake Energy Corporation,

due April    , 2013

$10 principal amount per unit

Term Sheet No.

Pricing Date* April    , 2012

Settlement Date* April    , 2012

Maturity Date* April    , 2013

CUSIP No.

Strategic Accelerated Redemption Securities®

The notes have a maturity of approximately one year, and are callable at approximately six, nine, and twelve months after issuance

The notes will be called at $10 per unit plus a Call Premium if the Observation Level of the common stock of Chesapeake Energy Corporation (the “Underlying Stock”) on any Observation Date is equal to or greater than 100% of its Starting Value

The Call Premium will be between 10% and 12% if the notes are called on the first Observation Date, between 15% and 18% if the notes are called on the second Observation Date, and between 20% and 24% if the notes are called on the final Observation Date

1-to-1 downside loss if the notes are not called and the closing price of the Underlying Stock on the final Observation Date decreases below the Threshold Value, with up to 90% of the principal amount at risk

Payments on the notes are subject to the credit risk of Bank of America Corporation

No periodic interest payments

No listing on any securities exchange

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April    , 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes will be automatically called if the Observation Level of the common stock of Chesapeake Energy Corporation (the “Underlying Stock”) on any Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive the applicable Call Amount. If your notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit. If the Ending Value is less than the Threshold Value, the Redemption Amount will be based on the percentage decrease in the value of the Underlying Stock from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	Common stock of Chesapeake Energy Corporation (the “Underlying Company”) (NYSE symbol: “CHK”)
Starting Value:	The Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:

The Observation Level on the final Observation Date. If a Market Disruption Event occurs or is continuing on the final Observation Date, the Ending Value will be determined as more fully described on page S-19 of product supplement STOCK STR-2.

Observation Level:	The Closing Market Price of one share of the Underlying Stock on any Observation Date, multiplied by the Price Multiplier.
Observation Dates:

October    , 2012, January    , 2013, and April    , 2013 (the final Observation Date). The Observation Dates will occur approximately six, nine, and twelve months after the pricing date.

The Observation Dates are subject to postponement in the event that it is determined that an Observation Date is a non-calculation day, as described on page S-19 of product supplement STOCK STR-2.

Call Level:	100% of the Starting Value
Call Amounts (per Unit):	$11.00 - $11.20 if called on October , 2012, $11.50 - $11.80 if called on January , 2013, and $12.00 - $12.40 if called on April , 2013. The actual Call Amounts will be determined on the pricing date.
Call Premiums:

10% - 12% of the Original Offering Price if called on the first Observation Date, 15% - 18% if called on the second Observation Date, and 20% - 24% if called on the final Observation Date. The actual Call Premiums will be determined on the pricing date.

Call Settlement Date:

The fifth business day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page S-19 of product supplement STOCK STR-2; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	90% of the Starting Value (rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described in product supplement STOCK STR-2.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-5.

Determining Payments on the Notes

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to two decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Level, Call Premium, and term of your investment. These hypothetical examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 90.00, or 90% of the Starting Value

3)	a Call Level of 100.00, or 100.00% of the Starting Value;

4)	a term of the notes of approximately one year, a term expected to be similar to that of the notes;

5)	a Call Premium of 11.00% of the Original Offering Price if the notes are called on the first Observation Date, 16.50% if the notes are called on the second Observation Date, and 22.00% if the notes are called on the final Observation Date (the midpoint of the applicable Call Premium ranges); and

6)	Observation Dates occurring approximately six, nine and twelve months after the pricing date.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Stock. For recent actual values of the Underlying Stock, see “The Underlying Stock” section below, beginning on page TS-6.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on the Observation Date if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.10, or $11.10 per unit.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.65, or $11.65 per unit.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.20, or $12.20 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any of the Observation Dates and the Ending Value is 97.00, which is greater than the Threshold Value of 90.00. Therefore, the Redemption Amount per unit will be $10.00.

Example 5 – The notes are not called on any of the Observation Dates and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit. For example, if the Ending Value is 80.00, the Redemption Amount will be:

$10 +	[	$10 ×	(80.00 – 90.00)	]	= $9.00 per unit
100.00

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
	First Observation Date	Second Observation Date	Final Observation Date	Final Observation Date	Final Observation Date

Starting Value	100.00	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00	100.00

Threshold Value	90.00	90.00	90.00	90.00	90.00

Observation Level / Ending Value	110.00	105.00	105.00	97.00	80.00

Total Return of the Underlying Stock (1)	10.87%	6.30%	6.73%	-1.27%	-18.27%

Return of the Notes	11.00%	16.50%	22.00%	0.00%	-10.00%

Redemption Amount per Unit	$11.10	$11.65	$12.20	$10.00	$9.00

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the hypothetical Starting Value to the hypothetical Observation Level or Ending Value, as applicable;

(b)	a constant dividend yield of 1.72% per annum, the dividend yield as reported by Bloomberg L.P.; and

(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK STR-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than the return on a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-5 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not reflect changes in the price of the Underlying Stock other than on the Observation Dates.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor the selling agent will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions of the Underlying Company.

▪

While we or our affiliates may from time to time hold securities of the Underlying Company, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of shares of the Underlying Stock may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪

There may be potential conflicts of interest involving the calculation agent. For example, the calculation may be required to make certain judgments if a corporate event occurs relating to the Underlying Stock, as described below. We have the right to appoint and remove the calculation agent.

▪

The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-22 of product supplement STOCK STR-2.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Material U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK STR-2.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Observation Level of the Underlying Stock will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at the applicable Call Premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Underlying Stock from the Starting Value to the applicable Observation Level.

▪	You are willing to accept that the notes may not be called prior to maturity, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪

You accept that your investment will result in a loss, which could be significant, if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Underlying Stock with no expectation of receiving dividends or other benefits of owning the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will be less than the Call Level on the Observation Dates.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.05 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement STOCK STR-2.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company produces oil and natural gas. The company’s operations are focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the United States.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 895126. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on The New York Stock Exchange under the symbol “CHK.”

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from its primary exchange from the first quarter of 2007 through April 12, 2012. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a value that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that the notes will be automatically called.

		High($)	Low($)
2007	First Quarter	31.26	27.30
	Second Quarter	37.59	31.54
	Third Quarter	36.96	31.70
	Fourth Quarter	41.06	35.81

2008	First Quarter	49.00	35.99
	Second Quarter	67.79	45.80
	Third Quarter	69.40	32.60
	Fourth Quarter	34.30	11.32

2009	First Quarter	19.50	13.50
	Second Quarter	24.52	17.55
	Third Quarter	29.11	17.39
	Fourth Quarter	29.46	22.44

2010	First Quarter	28.97	22.37
	Second Quarter	25.36	20.75
	Third Quarter	22.65	20.04
	Fourth Quarter	26.15	21.12

2011	First Quarter	35.61	26.22
	Second Quarter	34.49	28.00
	Third Quarter	34.39	25.55
	Fourth Quarter	29.74	22.06

2012	First Quarter	25.58	20.68
	Second Quarter (through April 12, 2012)	23.31	20.08

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Stock.

•

Under this characterization and tax treatment of the notes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss.

Material U.S. Federal Income Tax Considerations

Set forth below is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract with respect to the Underlying Stock for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STOCK STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STOCK STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts with respect to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK STR-2.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Chesapeake Energy Corporation, due April , 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STOCK STR-2 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512147445/d327227d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

Strategic Accelerated Redemption Securities®	TS-8